AMENDED AND RESTATED
                       CHIEF COMPLIANCE OFFICER AGREEMENT


This Amended and Restated Agreement is made as of the 10th day of June, 2009, by and among ALLIANZ VARIABLE INSURANCE PRODUCTS TRUST (the "VIP Trust"), a Delaware business trust, ALLIANZ VARIABLE INSURANCE PRODUCTS FUND OF FUNDS TRUST (the "FOF Trust," and together with the VIP Trust, the "Trusts"), a Delaware business trust, and ALLIANZ INVESTMENT MANAGEMENT LLC ("AZIM"), a Minnesota limited liability company.

WHEREAS, each of the Trusts is registered under the Investment Company Act of 1940, as amended, (the "1940 Act") as an open-end, management series-type investment company; and

WHEREAS, the Trusts are subject to Rule 38a-1 under the 1940 Act and must therefore have a Chief Compliance Officer; and

WHEREAS, the Trusts and AZIM (formally known as Allianz Life Advisers, LLC) have entered into a Chief Compliance Officer Agreement dated November 1, 2006 (the "2006 Agreement"), under the terms of which AZIM has provided services of a chief compliance officer to the Trusts; and

WHEREAS, the Trusts and AZIM wish to amend and restate the 2006 Agreement; and

NOW, THEREFORE, in consideration of the promises and the covenants herein set forth, the Trusts and AZIM hereby agree as follows:

1.     Services.

       a. General. The Trusts' Chief Compliance Officer shall be responsible for (i) the maintenance and implementation of written compliance policies and procedures that are deemed by the Boards of Trustees of the Trusts to be reasonably designed to prevent the Trusts from violating the provisions of the federal securities laws applicable to the Trusts, as required by Rule 38a-1 under the 1940 Act (collectively, the "Fund Compliance Program"); and (ii) for monitoring the Fund Compliance Program and the compliance programs and related policies and procedures of all of the various service providers to the Trusts. To assist the Chief Compliance Officer in providing the foregoing services, AZIM may enter into agreements with one or more third parties.

       b. Staffing. The individual who serves as the Trusts' Chief Compliance Officer shall be an employee of AZIM, or its parent, Allianz Life Insurance Company of North America.

2. Fees. In compensation for the services to be provided under this Agreement, the Trusts shall pay to AZIM an amount equal to 50% of (i) the annual cash compensation (salary plus a discretionary bonus), (ii) the cost of

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benefits, and (iii) the allocated office overhead for the position of Chief
Compliance Officer as well as 100% of travel and educational expenses incurred by the Chief Compliance Officer for the benefit of the Trusts; provided, however, that the total amount of the Chief Compliance Officer's compensation, including any discretionary bonus, shall be subject to the review and approval of the Boards of Trustees of the Trusts. Such fees shall be paid to AZIM within 15 business days after the end of each calendar quarter.

3. Recordkeeping. AZIM shall maintain records of the cash compensation, the cost of benefits, and allocated office overhead for the Chief Compliance Officer. Such records shall be available to the Trusts upon request.

4. Conflict of Interest. The parties to this Agreement acknowledge that the Trusts' Chief Compliance Officer is an employee of AZIM and also serves as AZIM's Chief Compliance Officer, and that this dual role involves inherent conflicts of interest. The parties to this Agreement further acknowledge that this Agreement has been structured to address in part such conflicts of interest.

5. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Minnesota.

6.     Amendments.  This Agreement may be amended only in writing.

7. Termination. This Agreement may be terminated by any party, with cause, on 30 days' written notice and without cause, on 90 days' written notice.

8. Entire Agreement. This Agreement supersedes all prior agreements between the parties, or between the Trusts and any other parties, for any or all of the services described herein.

9. Multiple Originals. This Agreement may be executed in two or more counterparts, each of when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.


IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.


ALLIANZ VARIABLE INSURANCE PRODUCTS TRUST


By:    /s/ Jeffrey Kletti
       ________________________________________

Title: President
       _______________________________________

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ALLIANZ VARIABLE INSURANCE PRODUCTS FUND OF FUNDS TRUST


By:    /s/ Jeffrey Kletti
       ________________________________________

Title: President
       _______________________________________



ALLIANZ INVESTMENT MANAGEMENT LLC


By:   /s/ Brian Muench
      _________________________________________

Title: Vice President
      ________________________________________